Exhibit 5.1

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

December 30, 2003

Genome Therapeutics Corp.

100 Beaver Street

Waltham, MA

Re:	Genome Therapeutics Corp.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-4 (as amended, the “Registration Statement”), originally filed December 15, 2003, with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the shares of common stock, $0.10 par value (the “Shares”), of Genome Therapeutics Corp., a Massachusetts corporation (“Genome”), which Shares will be issued to security holders of GeneSoft Pharmaceuticals, Inc., a Delaware corporation (“Genesoft”) pursuant to the Agreement and Plan of Merger and Reorganization dated November 17, 2003 (the “Merger Agreement”) among Genome, Guardian Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Genome, Genesoft and Luke Evnin, as the representative of the Genesoft stockholders.

We have acted as counsel for Genome in connection with the Merger Agreement and the proposed issuance and sale of the Shares included in the Registration Statement. We are familiar with the acts undertaken by Genome with respect to this issuance and sale and have examined originals or certified or attested copies of such certificates, records and documents as we have deemed necessary for the purposes of this opinion.

In rendering this opinion, we have assumed that prior to the issuance of any Shares:

(1) the Registration Statement, as then amended, will have become effective under the Securities Act;

(2) the shareholders of each of Genome and Genesoft will have approved each of the proposals to be presented and voted upon at their respective special meetings as set forth in the Joint Proxy Statement/Prospectus included in the Registration Statement; and

(3) the transactions contemplated by the Merger Agreement will be consummated.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and that when the Shares included in the Registration Statement have been issued and delivered pursuant to the terms and conditions of the Merger Agreement, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to matters of law in jurisdictions other than the Commonwealth of Massachusetts and the federal law of the United States, and express no opinion as to the applicability of the so-called “blue sky” or securities laws of the several states, including the Commonwealth of Massachusetts.

We understand that this opinion is to be used solely in connection with the above-referenced Registration Statement and we consent to the filing of this opinion with and as part of said Registration Statement and to the reference to our firm therein under the captions “The Merger Agreement; Conditions to Completion of the Merger,” “Material United States Federal Income Tax Consequences of the Merger,” and “Legal Matters” in the Joint Proxy Statement/Prospectus included in said Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP